March 23 2016

RE: Offer of Employment for Scott Absher

Dear Scott,

ShiftPixy, Inc., a Wyoming Domestic Profit Corporation is pleased to offer you the position of Chief Financial Officer and Controller. The following outlines the terms of our employment offer to you should you accept.

Your first day of hire will be April 1, 2016.

Your home base will be in our corporate office in Irvine, California. Your beginning salary will be $31,250.00 per month, paid on a semi-monthly basis ($15,625.00 per pay period.) This is a full-time, exempt position and you will not be entitled to overtime.

This pay plan may be changed at any time, without notice, at the sole discretion of ShiftPixy, Inc. However, no changes to the pay plan will be effective unless in writing and signed by the President of ShiftPixy, Inc. No oral representation contrary to this pay plan is contractually binding.

Pay Periods at ShiftPixy, Inc. are (1) the 1st to the 15th of each month; and (2) the 16th to the last day of each month. Paychecks are provided on the 5th and 20th of each month. If a scheduled payday falls on a weekend or holiday, you will be paid on the last day worked before the weekend or holiday.

After the first 60 days of employment, you will be eligible for paid holidays and paid time off. During your first year of employment you will accrue 2 weeks of vacation. The first week can be taken after 6 months of continuous employment.

In addition, you will become eligible for additional employee benefits (unless you waive such benefits) as specified in your employee handbook on the first day of the month following 60 days of employment. You will be eligible for the standard ShiftPixy, Inc. employee benefits which include: medical, dental, vision, prescription package, long-term disability insurance, group life insurance, 401K. ShiftPixy, Inc. pays 100% of all medical, dental and vision insurance and 100% of any Buy Up Plans and dependent coverage.

Subject to approval of the ShiftPixy, Inc. Board of Directors or its Compensation Committee, and following the adoption by the Company of an employee equity incentive plan, you will be granted an option to purchase shares of the Company's common stock. The Option will be subject to the terms and conditions applicable to options granted under the Company's Employee Stock Option Plan.

ShiftPixy, Inc.

18100 Von Karman Avenue, Suite 850, Irvine, CA 92612

As a ShiftPixy, Inc. employee, you will be required to sign an acknowledgement that you have read and understand the company rules as described in the company handbook and intend to abide by these rules and regulations. You will also be required to sign a confidentiality agreement. You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your newly assigned position begins.

This offer is contingent on the completion of reference checks, verification of employment information, background checks including drug, criminal and credit investigations. In this regard, we require that the reference checks, verification of employment information, background checks including drug, criminal and credit investigations are generally positive in substance.

This is a conditional offer based on the assumption that no false information has been disclosed and approval of all background checks including drug, criminal and credit investigations are positive. This offer can be revoked at any time upon receiving information detrimental to the success of this position.

While we want to start out on a positive note, it is important to understand that our company is an "at will" employer. We believe it is also important to be aware that either of us may terminate our employment arrangement at any time. This mutual termination of employment arrangement will supersede all previous written and oral communication with you and can only be modified by written agreement signed by all parties.

If you wish to accept employment at ShiftPixy, Inc. under the terms set out above, please sign and date this letter and return to me via e-mail by close of business day on March 25, 2016.

I look forward to your favorable reply and to a productive and exciting long-term working relationship.

Sincerely,

/s/ Amanda Murphy

Amanda Murphy

Director of Operations

Phone: (949) 299-7733

Email: amanda.murphy@shiftpixy.com

Approved and Accepted:

/s/ Scott Absher	/4/1/2016
Scott Absher	Date

ShiftPixy, Inc.

18100 Von Karman Avenue, Suite 850, Irvine, CA 92612